Exhibit 99(e)



                  Terms and Conditions of Automatic Dividend
                 Reinvestment and Voluntary Cash Purchase Plan

         1. Each shareholder (a "Shareholder") holding shares of common stock ("Shares") of The Gabelli Dividend & Income Trust (the "Fund") will automatically be a participant in the Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the "Plan"), unless the Shareholder specifically elects to receive all dividends and capital gains in cash paid by check mailed directly to the Shareholder (or sent to the Shareholder's bank account) by State Street Bank and Trust Company as agent under the Plan (the "Agent"). The Agent will open an account for each Shareholder under the Plan in the same name in which such Shareholder's shares of Common Stock are registered.

         2. Whenever the Fund declares a capital gains distribution or an income dividend payable in Shares or cash, participating Shareholders will take the distribution or dividend entirely in Shares and the Agent will automatically receive the Shares, including fractions, for the Shareholder's account. The process is as follows:

         Whenever the market price per Share is equal to or exceeds the net asset value at the time Shares are valued for the purpose of determining the number of Shares equivalent to the cash dividend or capital gains distribution (the "Valuation Date"), participants will be issued Shares at the greater of (i) net asset value or (ii) 95% of the then current market price of the Shares. The Valuation Date is the dividend or distribution payment date or, if that date is not a New York Stock Exchange trading day, the next trading day. If the net asset value of the Shares on the Valuation Date exceeds the market price of the Shares at that time, participants will receive shares from the Fund valued at market price.

         If the Fund should declare a dividend or capital gains distribution payable only in cash, the Agent will, as purchasing agent for the participants, buy Shares in the open market, on the New York Stock Exchange (the "exchange") or elsewhere, for the participants' accounts after the payment date, except that the Agent will endeavor to terminate purchases in the open market and cause the Fund to issue the remaining Shares if, following the commencement of the purchases, the market value of the Shares exceeds that day's closing net asset value. These remaining shares will be issued by the Fund at a price equal to the greater of (i) net asset value or (ii) 95% of the then current market price.

         In a case where the Agent has terminated open market purchases and caused the issuance of remaining Shares by the Fund, the number of shares received by the participant in respect of the cash dividend or distribution will be based on the weighted average of prices paid for Shares purchased in the open market and the price at which the Fund issues remaining Shares. To the extent that the Agent is unable to terminate purchases in the open market before the Agent has completed its purchases, or remaining Shares cannot be issued by the Fund because the Fund declared a dividend or distribution payable only in cash, and the market price exceeds the net asset value of the Shares, the average Share purchase price paid by the Agent may exceed the net asset value of the Shares, resulting in the acquisition of fewer Shares than if the dividend or capital gains distribution had been paid in Shares issued by the Fund.

         The Agent will apply all cash received as a dividend or capital gains distribution to purchase shares of common stock on the open market as soon as practicable after the payment date of the dividend or capital gains distribution, but in no event later than 45 days after that date, except when necessary to comply with applicable provisions of the federal securities laws.

         3. For all purposes of the Plan: (a) the market price of Fund Shares on a particular date shall be the last sale price on the Exchange on that date or, if no sale occurred on the Exchange on that date, then the mean between the closing bid and asked quotations for the Shares on the Exchange on such date and (b) net asset value per share on a particular date shall be as determined by or on behalf of the Fund.

         4. The open-market purchases provided for above may be made on any securities exchange on which the Shares of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase Shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Shares of the Fund acquired for the Shareholder's account.

         5. The Agent will hold Shares acquired pursuant to the Plan in non-certificated form in the Agent's name or that of its nominee. The Agent will forward to the Shareholder any proxy solicitation material and will vote any Shares so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. Upon the Shareholder's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full Shares.

         6. The Agent will confirm to the Shareholder each acquisition made for her or his account as soon as practicable but not later than 60 days after the date thereof. Although the Shareholder may from time to time have an individual fractional interest (computed to four decimal places) in a Share of the Fund, no certificates for a fractional Share will be issued. However, dividends and distributions on fractional Shares will be credited to the Shareholder's account. In the event of a termination of a Shareholder's account under the Plan, the Agent will adjust for any such undivided fractional interest in cash at the opening market value of the Shares at the time of termination.

         7. Any stock dividends or split Shares distributed by the Fund on Shares held by The Agent for the Shareholder will be credited to the Shareholder's account. In the event that the Fund makes available to the Shareholder rights to purchase additional Shares or other securities, the Shares held for a Shareholder under the Plan will be added to other shares held by the Shareholder in calculating the number of rights to be issued to such Shareholder.

         8. The Agent's service fee for handling capital gains distributions or income dividends will be paid by the Fund. The Shareholder will be charged a pro rata share of brokerage commissions on all open market purchases.

         9. A Shareholder wishing to terminate her or his account under the Plan may do so by written or telephone notification to the Agent of such intent. If such notice is received by the Agent less than 10 days prior to any dividend or distribution record date, then such termination shall be immediately effective with respect to all shares then held in the Shareholder's account except that any shares to be received pursuant to the reinvestment of dividends or distributions shall be terminated on the first trading day after such shares have been credited to the Shareholder's account. Upon any termination the Agent will cause a certificate or certificates for the full Shares held for the Shareholder under the Plan and cash adjustment for any fraction to be delivered to her or him. If, the Shareholder elects by notice to the Agent in writing in advance of such termination to have the Agent sell part or all of her or his shares and remit the proceeds to her or him, the Agent is authorized to deduct $2.50 per transaction plus brokerage commissions for this transaction from the proceeds.

         10. Shareholders have the option of sending additional funds, two times per month, in any amount from $250 to $10,000, for the purchase on the open market of shares of the common stock of the Fund for Shareholder's accounts. Voluntary payments will be invested on or shortly after the 1st or the 15th of each month, and in no event more than 45 days after such dates except where temporary curtailment or suspension of purchases is necessary to comply with applicable provisions of federal securities law. Funds not received at least five business days before the investment date will be held for investment on the next investment date. Shareholders may withdraw their entire voluntary cash payment by written notice not less that 48 hours before such payment is to be invested.

         11. Investments of voluntary cash payments and other open market purchases provided for above may be made on any securities exchange where the Fund's common stock is traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase shares within 45 days after the initial date of such purchase as herein provided, or with the timing of any Purchases effected. The Agent shall have no responsibility as to the value of the common stock of the Fund acquired for the Shareholders' account. For the Purposes of cash investments the Agent may commingle Shareholder funds with those of other Shareholders of the Fund for whom the Agent also acts as Agent, and the average price (including brokerage commissions) of all shares purchased by the Agent shall be the price per share allocable to the Shareholder in connection therewith. The cost per transaction is $0.75.

         12. The Agent may hold Shareholder's shares acquired pursuant to Shareholder authorization, together with the shares of other Shareholders of the Fund acquired pursuant to similar authorization, in non-certificated form in the name of the Agent or that of the Agent's nominee. The Agent will forward to each Shareholder any proxy solicitation material and will vote any shares held for the Shareholder only in accordance with the proxy returned by the Shareholder to the Fund. Upon written request the Agent will deliver to the Shareholder, without charge, a certificate or certificates for the full shares.

         13. These terms and conditions may be amended or supplemented by the Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to the Shareholder appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder account under the Plan. Any such amendment may include an appointment by the Fund of a successor agent in its place and stead under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Agent. Upon any such appointment of an Agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor Agent, for Shareholders' accounts, all dividends and distributions payable on Shares held in the Shareholders' name or under the Plan for retention or application by such successor Agent as provided in these terms and conditions.

         14. In the case of Shareholders, such as banks, brokers or nominees, which hold Shares for others who are the beneficial owners, the Agent will administer the Plan on the basis of the number of Shares certified from time to time by the Shareholders as representing the total amount registered in the Shareholder's name and held for the account of beneficial owners who are to participate in the Plan.

         15. The Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless the errors are caused by its negligence, bad faith or willful misconduct or that of its employees.